Exhibit 99.1
comScore Reports Record Revenue and Profits in Third Quarter
•	Meets or exceeds high-end of guidance for each profitability metric

•	Subscription revenue grows by 44%; represents 84% of total revenue

•	Announces launch of major new solution — ‘Extended Web’ Reporting
RESTON, VA, October 30, 2008 — comScore, Inc. (NASDAQ: SCOR), a leader in measuring the digital world, today announced financial results for its third quarter ended September 30, 2008.
Magid Abraham, comScore’s president and chief executive officer said, “We are pleased our results in the third quarter met or exceeded the high end of our guidance. We saw strong revenue growth across both existing and new customers, and our international business continued to grow at a rapid pace. Similar to recent quarters, we once again added over 100 new customers and our dollar renewal rates remained in excess of 90 percent. Despite a challenging economic environment, we believe that our strong third quarter results reinforce the strength of comScore’s market position and business model, which is highlighted by substantial recurring revenue, significant profitability and agility to act quickly in response to changing market conditions and to capitalize on new opportunities.”
Launch of “Extended Web Measurement”
Abraham added, “comScore remains well positioned to help our customers and expand our customer base. We have a broad and diverse product portfolio that allows our customers to measure advertising and branding effectiveness; determines tangible ROI on the buying and selling of multiple forms of digital advertising and obtain analytical insights. In addition, we continue to expand our value-added offerings, as described in our announcement today of “Extended Web Measurement,” a major and well- endorsed extension of our Media Metrix solution. Extended Web Measurement allows the tracking of distributed web content across third party sites, such as video, music, gaming applications, widgets and social media. It enables publishers to report audience reach and characteristics of their various advertising sales packages, providing them with the ability to market those packages more effectively. The features of “Extended Web Measurement” are also intended to help agencies plan their campaigns at a more granular level. We are also adding a measure of Gross Rating Points, or GRP's, to ease the comparison of online with traditional media like TV. We believe these and other value-add capabilities should help us attract new customers, increase revenue from existing customers and strengthen our overall competitive position.” Please refer to today’s press announcement regarding “Extended Web Measurement” on our website:
www.comscore.com/press/pr.asp
Mobile Media Measurement
“Additionally”, Abraham continued, “we have worked rapidly to integrate the M:Metrics mobile data into the comScore infrastructure and product suite to leverage our platform and combined customer base. We have secured a contract to collect and process data at a census level of millions of mobile Internet subscribers, which we expect to provide significant advancements in mobile media measurement. In the coming months, we expect to expand our mobile measurement product offerings and services, to include adding the measurement of additional platforms, such as the BlackBerry, Android and other important device platforms. The addition of these platforms should increase the number of mobile Internet sites for which comScore provides audience data and metrics; as well as allow us to initiate the first panel of people who have opted in to behavioral tracking on both their mobile phone and PC.”

Third Quarter Financial Highlights and Operating Metrics:
$’s in Millions, except per share data (unaudited)

			%
	Q3 2008	Q3 2007	Change
Revenue	$30.7	$22.4	37%
GAAP Income before Income Taxes	$1.8	$3.9	-55%
GAAP Net Income	$0.6	$3.8	-85%
GAAP EPS (Diluted)	$0.02	$0.12	-83%
Fully Diluted Shares (M)	30.4	29.5	3%
Adjusted EBITDA*	$7.2	$4.5	59%
Adjusted EBITDA Margin	23%	20%	3%
Non-GAAP Adjusted Net Income *	$5.7	$4.6	24%
Non-GAAP EPS (Diluted)*	$0.19	$0.16	19%
Cash, Cash Equivalents and Short-term Investments	$67.6	$100.2	-33%
Long-term Investments	$6.4	$—	NM
Total Deferred Revenue	$40.5	$29.1	39%
Cash Flow from Operations	$3.8	$7.0	-46%
Free Cash Flow *	$0.2	$5.8	-95%

Revenue Metrics:

Subscription Revenue	$25.7	$17.9	44%
Project Revenue	$5.0	$4.5	10%
Existing Customers	$25.8	$19.1	35%
New Customers	$4.9	$3.3	49%
International	$4.6	$2.5	86%

Customer Count:

New Customers, net	32

*	A complete reconciliation of GAAP to non-GAAP results is set forth in the attachment to this press release.

Third Quarter Financial Summary:
•	Reflected in GAAP net income for the third quarter of 2008 is a normalized effective tax rate of 68 percent, including a cash tax rate of 18 percent. This compares to third quarter 2007 net income, which reflected an effective tax rate of less than three percent. The increase in the normalized effective tax rate in the third quarter of 2008 compared to the prior year period is due primarily to the reversal of a portion of our valuation allowance in the fourth quarter of 2007. In addition, the normalized effective tax rate in the third quarter of 2008 was negatively impacted by current year net losses incurred by certain M:Metrics international subsidiaries for which the full benefit is not realized by other comScore subsidiaries. Net operating loss carry-forwards continue to reduce cash taxes.

•	Cash, cash equivalents and short-term investments totaled $67.6 million as of September 30th, 2008, an increase from $67.2 million on June 30, 2008. Long-term investments at the end of the third quarter were $6.4 million.

•	Operating cash flow was $3.8 million and free cash flow was $0.2 million in the third quarter of 2008. Excluding the impact of the M:Metrics acquisition and transition-related costs, free cash flow was approximately $4.0 million in the third quarter of 2008, and was affected by timing of capital expenses in the quarter and a $2 million increase in working capital. We continue to expect cash capital expenditures for the full-year 2008 to remain approximately $5 million.
•	During the third quarter of 2008, comScore added a net 32 new customers, which brings the total number of comScore customers to 1,136.
Financial Outlook
Abraham noted, “We continue to expect strong revenue growth in the fourth quarter and full year 2008, driven in large part by the momentum of our subscription revenue. The adjustment to our overall top-line revenue outlook for 2008 is based on three changes in our prior expectations: revised seasonal spending expectations relative to project revenue traditionally resulting from client year-end budgets, the strengthening of the US dollar and the impact of the capital markets on bank consolidation and buy side research budgets. The combination of our strong third quarter results and increased focus on cost controls is expected to lead to continued profitability in 2008.”
“We are focused on continuing to provide customers with significant value from comScore’s existing and newly introduced products, managing costs and investing selectively in significant growth opportunities such as international expansion and cross-media measurement. We have already made changes to align us with the current challenging economic environment. We feel confident about our strong market and competitive position, Extended Web offering which we believe will tap into additional revenue streams, product and technology leadership, attractive business model and strong balance sheet, all of which will allow us to weather difficult macro economic conditions and emerge with strength when the economic environment improves,” Abraham concluded.
comScore’s fourth quarter and full year 2008 guidance is outlined in the table below:

	4Q08		FY08
Revenue	$32.0 - $33.2	million	$117.8 - $119.0	million

GAAP Net Income	$1.1 - $1.6	million	$5.9 - $6.4	million

GAAP EPS	$0.04 - $0.05		$0.19 - $0.21

Adjusted EBITDA	$6.2 - $6.9	million	$25.4 - $26.1	million

Non-GAAP Adjusted Net Income	$4.9 - $5.5	million	$21.5 - $22.1	million

Non-GAAP EPS	$0.16 - $0.18		$0.71 - $0.73

Based on the strength of the company’s third quarter results and continued cost management focus, guidance is generally in line with prior expectations for full-year adjusted EBITDA and non-GAAP earnings for the full year 2008, while GAAP earnings are expected to be slightly lower than prior expectations due primarily to the impact of the impairment of auction rate securities and a normalized tax rate that is higher than previously anticipated.
comScore’s GAAP net income guidance for the full year 2008 includes the effect of certain non-recurring acquisition-related expenses, stock-based compensation, and amortization of certain intangible assets. An estimated normalized effective tax rate of approximately 48 percent, including an estimated cash tax rate of approximately 6 percent, is assumed to be applied against full-year earnings before taxes.
A reconciliation of the guidance for fourth quarter and full-year 2008 GAAP net income and EPS to the adjusted EBITDA, non-GAAP adjusted net income and non-GAAP EPS is set forth in the table accompanying this release.
The company’s fourth quarter and full-year 2008 guidance excludes the effects of the following two potential items that we expect may also occur in the fourth quarter:
1)	As of September 30, 2008, the company had a valuation allowance of $26.4 million against certain deferred tax assets, which consisted principally of net operating loss carry-forwards. The company has continued to evaluate its valuation allowance position on a regular basis. Depending on the actual results for the fourth quarter of 2008 and projected operating results for 2009 and beyond, there may be sufficient evidence to support the conclusion that all or a portion of the remaining valuation allowance on our deferred tax assets be reduced in the fourth quarter of this year. It is expected that any such reduction of the company’s valuation allowance will have a material positive impact on its results from operations in the quarter when the reversal is recorded. The company’s forecasted GAAP net income and non-GAAP adjusted net income amounts presented in this press release do not reflect any adjustments related to a reversal of the company’s valuation allowance. The potential reversal of the valuation allowance affects book income only; there would be no impact on operating or free cash flow until the net operating losses were actually utilized against taxable income. In the fourth quarter 2007, the company realized a tax benefit of $8.1 million related to an adjustment of the valuation allowance

2)	Potential transition-related charges associated with the M:Metrics acquisition for lease terminations and consolidation that could total up to $1.5 million.
Conference Call Information:
comScore, Inc. , will report financial results for the quarter ended September 30, 2008 in a live conference call on Thursday, October 30 at 5:00 p.m. EDT.
Magid Abraham, President and Chief Executive Officer, and John Green, Chief Financial Officer, will provide commentary on the company’s results.
The conference call and replay can be accessed by telephone and webcast as follows:
Call-in Number: 888-713-4205, Passcode 59626375
(International) +1- 617-213-4862, Passcode 59626375
Replay Number: 888-286-8010, Passcode 35513540
(International) +1- 617-801-6888, Passcode 35513540
Webcast (live and replay): http://ir.comscore.com/events.cfm

About comScore
comScore, Inc. (NASDAQ: SCOR) is a global leader in measuring the digital world and preferred source of digital marketing intelligence. comScore’s capabilities are based on a massive, global cross-section of approximately 2 million Internet users who have given comScore permission to confidentially capture their browsing and transaction behavior, including online and offline purchasing. comScore panelists also participate in survey research that gathers and integrates their attitudes and intentions. Using its proprietary technology, comScore measures what matters across a broad spectrum of digital behavior and attitudes, helping clients design more powerful marketing strategies that deliver superior ROI. With its recent acquisition of M:Metrics, comScore is also a leading source of data on mobile usage. comScore services are used by more than 1,130 clients, including global leaders such as AOL, Microsoft, Yahoo!, BBC, Carat, Cyworld, Deutsche Bank, France Telecom, Best Buy, The Newspaper Association of America, Financial Times, ESPN, Fox Sports, Nestlé, Starcom, Universal McCann, the United States Postal Service, the University of Chicago, Verizon Services Group and ViaMichelin. In an independent survey of 800 of the most influential publishers, advertising agencies and advertisers conducted by William Blair & Company in July 2008, comScore was rated the ‘most preferred online audience measurement service’ by 54% of respondents, a full 20 points ahead of its nearest competitor. For more information, please visit www.comscore.com.
Non-GAAP Financial Measures
comScore reports all financial information required in accordance with generally accepted accounting principles (GAAP). comScore believes, however, that evaluating its ongoing operating results will be enhanced if it also discloses certain non-GAAP information because it is useful to understand comScore’s performance, as it excludes non-cash and other special charges that many investors believe may obscure comScore’s on-going operating results.
For example, comScore uses non-GAAP adjusted net income, which excludes the impact of the revaluation of preferred stock warrant liabilities, stock-based compensation, the amortization of intangible assets resulting from acquisitions, the additional income tax provision booked or projected for 2008 resulting from the valuation allowance reversal in 2007, and certain special charges to evaluate profit performance while including the impact of depreciation, interest income/expense and cash taxes. Special charges that have been excluded during the historical or projection period include withdrawn follow-on public offering costs, unrealized losses on marketable securities and non-recurring costs associated with the M:Metrics acquisition. Special charges for the third quarter of 2008 include an unrealized loss of $455,000 associated with the company’s investment in certain auction rate securities and all non-recurring costs associated with the M:Metrics acquisition. The non-recurring M:Metrics costs include salaries, benefits, payroll taxes and bonuses paid to M:Metrics employees who will be terminated after a transition period in 2008 along with related severance costs, temporary third party survey research costs that will be eliminated by the end of this year, as well as a special charge related to lease termination costs. comScore also reports non-GAAP EPS (diluted), which uses non-GAAP adjusted net income in lieu of GAAP net income in calculating earnings per share.
In addition, comScore believes that Adjusted EBITDA is a useful measure for investors to use to evaluate its operating performance. Adjusted EBITDA comprises non-GAAP net income further adjusted to exclude the cash tax provision, depreciation and interest income (expenses), net. A reconciliation of comScore’s GAAP results to these non-GAAP measures is included in the financial tables accompanying this release.
The company believes that Adjusted EBITDA is an important indicator of the company’s operational strength and the performance of its business because it provides a link between profitability and operating cash flow. Adjusted EBITDA is also widely used by investors and analysts as a supplemental measure to evaluate the overall operating performance of companies in comScore’s industry. comScore’s management also uses Adjusted EBITDA extensively as a measure of operating performance because it does not include the impact of items not directly resulting from our core operations. Moreover, the company’s management uses the measure for planning purposes, to allocate resources and to evaluate the effectiveness of the company’s business strategies and management’s performance.
The company believes that excluding non-recurring costs from non-GAAP net income and EPS and from Adjusted EBITDA provides a meaningful indication to investors of the expected on-going operating performance of the company. Specifically as it relates to M:Metrics, the exclusion of the non-recurring costs reflect the expected benefits to be realized upon the integration of M:Metrics into comScore.
comScore’s management also uses free cash flow as a non-GAAP measure of the company’s operating cash flow less cash expenditures for capital spending as a key indicator of the company’s operating cash flow performance net of capital outlays.
Whenever comScore uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The mid-points of the ranges for projected GAAP net income and non-GAAP adjusted net income are used in the reconciliation, where applicable. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, comScore’s ability to grow its existing customer base and develop new products; the expected strength of comScore’s business and client demand for comScore’s products; the success of comScore in international markets; the future quality of client relationships and resulting renewal rates; the expected results of comScore’s acquisition of M:Metrics; expectations of customer growth; comScore’s expectations regarding the availability and acceptance of new products, including “Extended Web Measurement”; the expected abilities and benefits of “Extended Web
Measurement”; comScore’s expectations regarding its ability to develop new products and capabilities, particularly with respect to the Mobile media market; assumptions regarding effective tax rates; forecasts of future financial performance, including related growth rates and components thereof, assumptions related to costs and revenue growth for the fourth quarter and the full year 2008; and assumptions related to the U.S. dollar and the state of the economy and market environment in the United States and Europe. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: integration risks following the acquisition of M:Metrics; the early stage of the market for digital marketing intelligence and the rate of development of such market; comScore’s ability to manage its growth; the rate of development of the Internet advertising and eCommerce markets; comScore’s ability to effectively expand sales and marketing; comScore’s reliance on subscription-based revenues; comScore’s ability to retain existing large customers and obtain new large customers; continued growth of the Internet as a medium for commerce, content, advertising and communications; inability to sell additional products and attract new customers; risks related to the domestic and global economies and the effects they may have on comScore, its industry or its customers; comScore’s dependence on third-party data providers; product obsolescence with technological developments; volatility of quarterly results and analyst expectations; the ability of comScore to utilize net operating losses; the potential for failure of acquisitions or new product offerings that divert the attention of comScore’s management; and comScore’s limited operating history.
For a detailed discussion of these and other risk factors, please refer to comScore’s Quarterly Report on Form 10-Q for the period ended June 30, 2008, comScore’s Annual Report on Form 10-K for the period ended December 31, 2007 and from time to time other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site (http://www.sec.gov).
Stockholders of comScore are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.
Contact:

John Green
Chief Financial Officer
comScore, Inc.
(703) 438-2325
jgreen@comscore.com

comScore, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$30,661	$22,389	$85,781	$61,879
Cost of revenues (excludes amortization of intangible assets resulting from acquisitions shown below) (1)	9,412	5,942	24,286	17,330
Selling and marketing (1)	10,659	7,390	29,120	20,524
Research and development (1)	4,131	3,018	10,838	8,387
General and administrative (1)	4,266	3,059	12,596	7,994
Amortization of intangible assets resulting from acquisitions	346	211	475	797

Total expenses from operations	28,814	19,620	77,315	55,032

Income from operations	1,847	2,769	8,466	6,847
Interest income, net	267	1,180	1,578	1,421
Gain/(Loss) from foreign currency	123	(111)	(18)	(321)
Impairment of marketable securities	(455)	—	(841)	—
Revaluation of preferred stock warrant liabilities	—	82	—	(1,195)

Income before income taxes	1,782	3,920	9,185	6,752
Provision for income taxes	(1,207)	(129)	(4,368)	(181)

Net income	575	3,791	4,817	6,571

Accretion of redeemable preferred stock	—	(21)	—	(1,829)

Net income available to common stockholders	$575	$3,770	$4,817	$4,742

Net income available to common stockholders per common share:
Basic	$0.02	$0.13	$0.17	$0.29
Diluted	$0.02	$0.12	$0.16	$0.25

Weighted-average number of shares used in per share calculation — common stock
Basic	28,878,494	27,248,379	28,576,651	12,211,143
Diluted	30,389,519	29,545,321	30,215,920	14,326,891

(1) Amortization of stock-based compensation is included in the line items above as follows

Cost of revenues	265	76	610	145
Selling and marketing	797	298	1,823	509
Research and development	225	67	507	128
General and administrative	617	264	1,697	501

comScore, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Operating activities:

Net Income	$4,817	$6,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,596	2,770
Amortization of intangible assets resulting from acquisitions	472	797
Provision for bad debts and sales allowances	379	81
Stock based compensation	4,642	1,283
Deferred rent	(70)	—
Revaluation of preferred stock warrant liability	—	1,195
Amortization of deferred finance costs	—	7
Deferred tax benefit	3,845	(58)
Impairment of marketable securities	841	—
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(518)	(5,096)
Prepaid expenses and other current assets	(298)	(381)
Other non-current assets	105	218
Accounts Payable, accrued expenses and other liabilities	(1,558)	1,431
Deferred revenues	2,618	5,830
Deferred rent	9,366	—

Net cash provided by operating activities	28,237	14,648

Investing activities:

Acquisition, net of cash acquired	(44,543)	—
Recovery (payment) of restricted cash	1,385	(268)
Purchase of investments	(71,844)	(37,976)
Sale / maturity of investments	73,522	21,400
Purchases of property and equipment	(13,587)	(2,702)

Net cash used in investing activities	(55,067)	(19,546)

Financing activities:

Proceeds from exercise of common stock options	879	780
Repurchase of common stock	(1,238)	—
Proceeds from issuance of common stock	—	73,116
Principal payments on capital lease obligations	(669)	(1,896)

Net cash (used in) provided by financing activities	(1,028)	72,000
Effect of the exchange rate changes on cash	(619)	484

Net (decrease) increase in cash and cash equivalents	$(28,477)	$67,586
Cash and cash equivalents at beginning of period	$68,368	$5,032

Cash and cash equivalents at end of period	$39,891	$72,618

Nine Months Ended September 30,
2008	2007
comScore, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets:

Cash and cash equivalents	$39,891	$68,368
Short-term investments	27,713	28,449
Accounts receivable, net of allowances of $516 and $234, respectively	25,006	23,446
Prepaid expenses and other current assets	2,456	1,620
Restricted cash	—	1,385
Deferred tax asset	773	176

Total current assets	95,839	123,444
Long-term investments	6,411	7,924
Property and equipment, net	17,298	6,867
Other non-current assets	144	168
Long-term deferred tax asset	3,446	7,888
Intangible assets, net	9,702	17
Goodwill	42,686	1,364

Total assets	$175,526	$147,672

Liabilities and stockholders’ equity
Current liabilities:

Accounts payable	$1,021	$1,140
Accrued expenses	9,482	6,838
Deferred revenues	40,485	33,045
Deferred rent	957	154
Capital lease obligations	1,062	900

Total current liabilities	53,007	42,077
Capital lease obligations, long-term	252	977
Long-term deferred rent	8,709	181
Long-term deferred revenue	47	—

Total liabilities	62,015	43,235

Commitments and contingencies	—	1,815

Common stock subject to put
Stockholders’ equity:
Common stock	29	28
Treasury stock	(1,238)	—
Additional paid-in capital	190,729	183,433
Accumulated other comprehensive (loss) / income	14	1
Accumulated deficit	(76,023)	(80,840)

Total stockholders’ equity	113,511	102,622

Total liabilities and stockholders’ equity	$175,526	$147,672

Reconciliation from Income before income taxes to Non-GAAP Adjusted Net Income and Adjusted EBITDA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
	(unaudited)
Income before income taxes	$1,782	$3,920	$9,185	$6,752
Deferred tax provision	889	—	3,846	0
Current cash tax provision	318	129	522	181

Net income	$575	$3,791	$4,817	$6,571
Amortization of acquired intangibles	346	211	475	797
Stock-based compensation	1,904	705	4,637	1,283
Impairment of marketable securities	455	—	841	—
Non-recurring costs from acquisition	1,578	—	2,036	—
Revaluation of preferred stock warrant liabilities	—	(82)	—	1,195
Deferred tax provision	889	—	3,846	—

Non-GAAP adjusted net income	$5,747	$4,625	$16,652	$9,846
Current cash tax provision	318	129	522	181
Depreciation	1,353	928	3,596	2,770
Interest (income) expense, net	(267)	(1,180)	(1,578)	(1,421)

Adjusted EBITDA	$7,151	$4,502	$19,192	$11,376
Adjusted EBITDA margin (%)	23%	20%	22%	18%

EPS (diluted)	$0.02	$0.12	$0.16	$0.25
Non-GAAP EPS (diluted)	$0.19	$0.16	$0.55	$0.69
Reconciliation from Income before income taxes to Non-GAAP Adjusted Net Income and Adjusted EBITDA (Guidance)
Forecasted amounts for the three months ended December 31, 2008 and the year ended December 31, 2008 are based on the mid-points of the range of the guidance provided herein.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
	(unaudited)	(unaudited)	(unaudited)
Income before income taxes	$2,550	$5,042	$11,734	$11,794

Deferred tax provision	1,075	(8,065)	4971	(8,065)
Current cash tax provision	150	362	672	543

Net income	$1,325	$12,745	$6,091	$19,316

Amortization of acquired intangibles	350	169	825	966
Stock-based compensation	1,850	1,191	6,485	2,474
Impairment of marketable securities	—	—	841	—
Non-recurring costs from acquisition	525	—	2,561	—
Withdrawn follow-on public offering costs	—	392	—	392
Revaluation of preferred stock warrant liabilities	—	—	—	1,195
Deferred tax provision	1,125	(8,065)	4,971	(8,065)

Non-GAAP adjusted net income	$5,125	$6,432	$21,774	$16,278

Current cash tax provision	150	362	672	543

Depreciation	1,500	992	5,096	3,762
Interest (income) expense, net	(250)	(1,206)	(1,828)	(2,627)

Adjusted EBITDA	$6,525	$6,580	$25,714	$17,956
Adjusted EBITDA margin (%)	20%	26%	22%	21%

EPS (diluted)	$0.04	$0.45	$0.20	$1.21
Non-GAAP EPS (diluted)	$0.17	$0.16	$0.72	$0.88
Diluted Shares	30,400,000	29,859,926	30,400,000	18,377,563

*	Forecasted, unaudited GAAP net income and adjusted amounts disclosed above do not reflect any potential adjustments related to a reversal of the company’s deferred tax allowance or potential transaction-related charges associated with the M:Metrics acquisition for lease terminations.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008		2007	2008		2007
	(Dollars in thousands)			(Dollars in thousands)
	(unaudited)		(unaudited)	(unaudited)		(unaudited)

Net cash provided by operating activities	$3,748	*	$6,988	$28,237	*	$14,648
Purchase of property and equipment	(3,521	)*	(1,141)	(13,587	)*	(2,702)
Free cash flow	$227		$5,847	$14,650		$11,946

*	Includes approximately $1.5 million and $9.4 million, respectively, in leasehold improvements due to tenant allowances